EXHIBIT 99.1

PRESS RELEASE

For Immediate Release
January 28, 2011

 PENINSULA GAMING ANNOUNCES PRICING OF $50 MILLION SENIOR UNSECURED NOTES OFFERING

Dubuque, Iowa – January 28, 2011 – Peninsula Gaming, LLC (the “Company”), a casino entertainment company with gaming operations in local markets in Iowa and Louisiana, announced yesterday the pricing of $50.0 million in aggregate principal amount of 10¾% Senior Unsecured Notes due 2017 (the “Unsecured Notes”) at a price of 108%, plus accrued interest from August 15, 2010, in a private offering expected to close on February 1, 2011.

The net proceeds from the offering of the Unsecured Notes will be used primarily to develop the first phase of the Company’s new gaming facility in Mulvane, Kansas and for other permissible corporate uses.

The Unsecured Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act. The Unsecured Notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state, and until so registered, the Unsecured Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Unsecured Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Peninsula Gaming

The Company, through its subsidiaries, engages in the ownership and operation of casino and off-track betting parlors. It owns and operates the Diamond Jo casino in Dubuque, Iowa, the Diamond Jo casino in Worth County, Iowa, the Amelia Belle Casino in Amelia, Louisiana, the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana and five off-track betting parlors in Port Allen, New Iberia, Henderson, Eunice and St. Martinville, Louisiana. The Company was founded in 1999 and is based in Dubuque, Iowa.  The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the securities laws.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations.  These factors include, but are not limited to, general economic conditions in the Company’s local and regional markets, competition, risks associated with new ventures and acquisitions, government regulation, including licensure requirements and legalization of gaming, availability and adequacy of the Company’s cash flows to satisfy the Company’s obligations, changes in interest rates, legal proceedings, future terrorist acts, loss due to casualty, weather or mechanical failure, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company assumes no obligation to update such information.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977